SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                       __________________________________

                                     FORM 8-K/A

                                  CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                          Date of Report:  March 23, 2001


                              DATARAM CORPORATION
____________________________________________________________________________
             (Exact name of registrant as specified in charter)


         New Jersey            1-8266                     22-1831409
____________________________________________________________________________
(State or other juris-    Commission File No.  (IRS Employer Identification
 diction of incorporation)                                  No.)


     Route 571, P.O. Box 7528, Princeton, NJ                    08543-7528
____________________________________________________________________________
        (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code: (609) 799-0071


____________________________________________________________________________
(Former name, former address if changed since last report)





                               Form 8-K/A

This form 8-K/A amends the Current Report on Form 8-K of Dataram Corporation, previously filed with the Securities and Exchange Commission on March 23, 2001, to update Item 2 to revise previously reported purchase price consideration, and to file the financial statements and pro forma financial information required by Item 7 of Form 8-K.

Item 2. Acquisition or Disposition of Assets

     As previously reported, as of March 23, 2001, Dataram Corporation acquired certain assets, including inventory, accounts receivable and equipment, of Memory Card Technology A/S ("MCT"), a corporation in suspension of payments under Danish bankruptcy law. The purchase price was $28,581,000 which was paid in cash and the assumption of certain payables and accrued expenses of $1,825,000. The source of the purchase price was the registrant's cash reserves and an existing line of credit described in the registrant's last Annual Report on Form 10-K. In addition to those amounts previously reported, we have also estimated costs directly related to the acquisition of approximately $1.6 million and also assumed capital lease obligations of approximately $5.3 million.

     MCT designs and manufactures memory from its facility in Denmark and has sales offices Europe, Latin America and the Pacific Rim. MCT's products include Rambus, DDR, SDRAM, DRAM, SRAM, SGRAM and EDO memory plus flash memory, video memory and cache memory. Applications for its memory include notebooks, desktops, servers, workstations, and terminals and other rapidly growing applications such as digital cameras, digital copiers, digital printers, image processors, print controllers, multi-function centers, routers and video cards.

Item 7.

(a)  Financial statements of business acquired

Filed herewith as a part of this filing are the audited consolidated balance sheets for MCT and subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and other comprehensive loss, cash flows and notes to the consolidated financial statements for each of the years in the two-year period ended June 30, 2000 and the report of PricewaterhouseCoopers and Ernst & Young, joint independent auditors' prepared under accounting principles generally accepted in the United States of America. Also included are unaudited condensed consolidated financial statements of MCT as of and for the seven-months ended January 31, 2001.







                          Memory Card Technology A/S
                        (under suspension of payments)


                       Consolidated Financial Statements

               as of and for the Years ended June 30, 2000 and 1999
















Independent Auditors' Report


To the Board of Directors of
Memory Card Technology A/S
(under suspension of payments) and
Dataram Corporation:



We have audited the accompanying consolidated balance sheets of Memory Card Technology A/S and Subsidiaries as of June 30, 2000 and 1999 and the related consolidated statements of operations, of cash flows and of changes in shareholder's equity for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Memory Card Technology A/S and Subsidiaries at June 30, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 and Note 15 to the financial statements, the Company has suffered recurring losses from operations including a loss from operations of $23,235,000 for the year ended June 30, 2000. The Company also has a negative working capital of $15,334,000 and a shareholders' deficit of $6,306,000 as of June 30, 2000. On January 29, 2001 the Company filed a petition for suspension of payments relief with the Danish bankruptcy courts. Additionally, on March 23, 2001 the Company sold substantially all of its assets to Dataram Corporation and the Group's management, subsequently, plans to liquidate the remaining operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 and Note 15. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                      Ernst & Young
PricewaterhouseCoopers                Statsautoriseret Revisionsaktieselskab
Aarhus, Denmark                       Aarhus, Denmark
June 6, 2001                          June 6, 2001


HARALD BIRKWALD   MICHAEL NIELSSON    LEIF SHERMER-LARSEN      ARNE B. JEPSEN

Harald Birkwald   Michael Nielsson    Leif Shermer-Larsen      Arne B. Jepsen
Danish State Authorized Public        Danish State Authorized Public
         Accountants                              Accountants



                          Memory Card Technology A/S
         Consolidated Statements of Operations and Other Comprehensive Loss
                                (In thousands)




                                               Years ended June 30,
                                                 2000         1999

Net revenue  (Note 12)                       $ 137,998      $  65,550
Cost of sales (Note 3)                         124,843         52,132
Gross profit                                    13,155         13,418

Operating expenses:
Research and development                           525            646
Selling and marketing                            2,135          1,611
General and administrative                       5,607          3,587
Bad debt expense                                 2,264          2,932
Staff costs                                      9,188          6,196
Impairment of goodwill (Note 4)                  3,178            -
Depreciation and amortization                    2,733          1,065

Total operating expenses                        25,630         16,037

Operating loss                                 (12,475)        (2,619)

Other Income (expense):
Financial income                                   516          2,759
Financial expense                               10,542          3,135

Minority interest                                   20             19

Income (loss) before income taxes              (22,481)        (2,976)
Income tax expense (Note 6)                        754            333
Net loss                                       (23,235)        (3,309)
Other comprehensive loss, net of tax:
Exchange rate adjustments                       (1,927)         2,358
Comprehensive loss                          $  (25,162)     $    (951)




     See Accompanying Notes to Consolidated Financial Statements.







                         Memory Card Technology A/S
                         Consolidated Balance Sheets
                                (In thousands)




                                                      June 30,
                                                  2000        1999
Assets

Current assets

Cash and cash equivalents                      $   7,305     $  1,641
Accounts receivable, Net of allowance
for doubtful accounts of $7,151  and
of $ 4,908 , as of June 30, 2000
and 1999, respectively                            27,512       15,327
Inventory (Note 3)                                61,805       45,725
Prepaid expenses and other current assets            648          384

Total current assets                              97,270       63,077


Property and equipment, Net (Note 5)               9,713       10,376
Goodwill, Net of accumulated amortization
of $437 as of June 30, 2000                        5,350          -
Other assets                                         483          228

Total assets                                  $  112,816     $ 73,681



Liabilities and Shareholders' Equity (Deficit)

Current liabilities

Accounts payable                              $   30,758     $ 12,516
Current portion of capital
lease obligations (Note 10b)                       1,020          976
Accrued expenses (Note 9)                         10,839        6,052
Deferred rent                                        107           90
Bank debt (Note 7)                                69,880       28,031

Total current liabilities                        112,604       47,665

Noncurrent liabilities

Income tax payable                                   805          -
Capital lease obligations (Note 10b)               5,713        7,085

Total Liabilities                                119,122       54,750

Commitments (Note 10)



Minority interest                                     -            54

Shareholders' equity (deficit) (Note 14)

Common stock, $ .01 par value,
2,179,189 shares authorized;
issued and outstanding 2,179,189                   3,162        3,162
Additional paid in capital                        18,428       18,488
Revaluation reserve                                 (159)        (159)
Accumulated other comprehensive income (loss)        431        2,358
Retained earnings (deficit)                      (28,207)      (4,972)

Less: cost of shares of common stock held
in treasury (840 shares in 2000
and 0 shares in 1999)                                 39            0

Total shareholders' equity (deficit)              (6,306)      18,877


Total liabilities and
shareholders' equity (deficit)               $   112,816    $  73,681

   See Accompanying Notes to Consolidated Financial Statements.






                                       Memory Card Technology A/S
                       Consolidated Statements of Changes in Shareholders' Equity
                                               (In thousands)


                               Common     Additional Reserve  Accumulated    Retained  Shareholders'
                                Stock      paid-in               other       earnings    Equity
                                            Stock            comprehensive
                                                             Income (loss)

Shareholders' equity
at June 30,1998              $   3,162      18,467    (159)           0       (1,663)   19,807

Net loss                                                                      (3,309)   (3,309)
Other comprehensive loss
adjustments loss on exchange
rate adjustments, net of tax:                                     2,358                  2,358

Treasury shares gain                            21                                          21


Shareholders' equity
at June 30, 1999                 3,162      18,488    (159)       2,358       (4,972)   18,877

Net loss                                                                     (23,235)  (23,235)
Other comprehensive loss
adjustments loss on exchange
rate adjustments, net of tax:                                    (1,927)                (1,927)
Treasury shares                                         39                                  39
Treasury shares loss                           (60)                                         60
Shareholders' equity
at June 30, 2000             $   3,162      18,428    (120)         431      (28,207)   (6,306)

See Accompanying Notes to Consolidated Financial Statement

                          Memory Card Technology A/S
                   Consolidated Statements of Cash Flows
                                 (In thousands)

                                               Years ended June 30,
                                               2000           1999
Cash flows from operating activities:
Net loss                                   $ (23,235)     $  (3,309)
Exchange rate adjustment                       3,460         (3,015)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization                  5,909           1,065
Adjustments:
Difference between interest
paid and interest expense                       (539)            -
Difference between taxes paid
and income tax expense                           776            (916)
Loss on exchange rate contracts                1,881           1,009
Warranty provision                                39             -
Other adjustments                               (146)           (621)
Changes in assets and liabilities:
Inventory                                    (19,345)        (25,422)
Trade receivables                            (10,836)         (5,773)
Other receivables                               (319)            363
Trade payables                                17,762           5,704
Other payables                                 1,848           4,642

Net cash used in operating activities        (22,745)        (26,273)

Cash flows from investing activities:
Net cash used for investing activities
in intangible and tangible assets             (5,032)         (9,399)
Net cash used for investing activities
in financial assets                             (234)            (22)
Net cash used acquiring subsidiaries          (7,484)            -
Sale of intangible and tangible assets           550           1,815

Net cash used in investing activities        (12,200)         (7,606)

Cash flows from financing activities:
Net borrowings on line of credit agreement    42,586          34,992
Reduction of long-term debt                   (1,967)         (1,655)
Purchase of treasury stock                       (10)            -

Net cash provided by financing activities     40,609          33,337

Net increase (decrease) in
cash and cash equivalents                      5,664            (542)
Cash and cash equivalents at
beginning of the year                          1,641           2,183
Cash and cash equivalents at
the end of the year                         $  7,305        $  1,641

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest expense                            $  2,879        $    722
Income taxes                                     (22)

Supplemental schedule of non-cash investing activity
Capital lease                               $     -         $  8,267

See Accompanying Notes to Consolidated Financial Statements



                         MEMORY CARD TECHNOLOGY A/S
                       (under suspension of payments)
                 Notes to Consolidated Financial Statements
                                (In thousands)



(1)     Overview, Going Concern, Description of Business and Basis of
Consolidation

Overview

Memory Card Technology A/S ("the Company") is a Danish corporation. The Company voluntarily filed a notice with the Danish bankruptcy courts in January 2001 initiating bankruptcy proceedings, and is operating under the supervision of a court appointed supervisor pursuant to the provisions of the Danish Bankruptcy Act. The Bankruptcy Court has appointed a supervisor which will oversee Company's proceedings pending reorganization or liquidation of the Company's remaining net assets. On March 23, 2001, the Company sold substantially all of its operating assets, including its interest in most of its operating subsidiaries, net of certain assumed liabilities, to Dataram Corporation ("Dataram"). The terms of the acquisition agreement are described in more detail elsewhere in these consolidated financial statements.

The accompanying consolidated financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Current Report on Form 8-K of
Dataram, see Note 15).   As of the date of the preparation of these financial
statements, the Company did not have any class of publicity traded security, as the Company's common stock had been suspended from trading on the Copenhagen Stock Exchange. As a result, these financial statements have been prepared using the disclosure guidelines applicable to a nonpublic enterprise for purposes of U.S. GAAP. Disclosures regarding operating segments, earnings per share, and pensions have, accordingly, been omitted.

Earlier official Danish consolidated financial statements have been prepared in accordance with Danish GAAP and filed at the Danish authorities. The result in those financial statements deviates materially from the accounting result in the present consolidated financial statements prepared in accordance with US-GAAP.

Going Concern

The Company has suffered losses from operations in the amount of $23,235 and $3,309 in fiscal years 2000 and 1999, respectively and has a negative working capital of $15,334 and a shareholders' deficit of $6,306 at June 30, 2000.

As a result of significant declines in the market prices for the Company's products subsequent to June 30, 2000 (See Note 15), the Company anticipates a significant loss from operations for the year ending June 30, 2001.

These matters raise substantial doubt about the Company's ability to continue as a going concern.

The financial statements do not include any adjustments that may be necessary upon the resolution of this uncertainty.

Description of Business The Company historically has been engaged in the business of designing, manufacturing, and marketing standard and specialty memory modules. The Company together with its subsidiaries are referred to herein after as the "Group".


Basis of Consolidation The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and include the parent company Memory Card Technology A/S and all subsidiaries in which this Company directly or indirectly holds a controlling interest. Newly acquired companies are included in the accounts from the acquisition date. The legal entities included in the basis of presentation and respective participating interests of the Group are as follows:

Memory Card Technology S.A., Argentina (100%)
Memory Card Technology Ltda., Colombia (100%)
Hypertec Pty. Ltd., Australia and Subsidiaries (100%)
Memory Card Technology Ltd., United Kingdom (100%)
Memory Card Technology GmbH, Germany (100%)
Memory Card Technology Srl., Italy (100%)
Memory Card Technology Inc, USA (100%).

The consolidated financial statements have been prepared by combining accounts of the Group companies a similar nature and subsequently eliminating inter-company accounts and transactions.

(2)     Summary of Significant Accounting Politics

Cash and Cash Equivalents

The Group considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory Valuation

Inventories are valued at the lower of cost or market, with costs determined by weighted-average method.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is generally computed on the straight-line basis. Depreciation rates are based on the estimated useful lives, which range from three to five years for machinery and equipment. When property or equipment is retired or otherwise disposed of, related costs and accumulated depreciation are removed from the accounts.

Repair and maintenance costs are charged to operations as incurred.

Leasehold improvements are amortized over the shorter of the life of the lease or the economic useful life of the asset.


Revenue Recognition

Sales are recognized at the time that goods are shipped and title has passed. Stock rotation is offered to a limited number of distributors. Costs associated with stock rotation arrangements, if material, are accrued at the time of sale. Sales associated with electronic manufacturing services are recognized at the time the manufacturing process is complete and the services have been rendered.

Shipping and Handling Fees

Shipping and handling fees billed to customers are included in net revenues when invoiced. Costs incurred for shipping and handling are included in cost of sales.

Income Taxes

Expected tax on income for the year is expensed in the income statement along with the movements in deferred tax balances resulting from temporary differences. Deferred tax assets and liabilities are recognized for future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not.

The amount for tax included in the income statement is based on the result in accordance with current tax rates and regulations. The effects of changes in tax rates are recognized in the period in which the changes occur.

Minority Interests

The Consolidated Financial Statements contain a separate item stating the share of Group subsidiaries' income or loss and shareholders' equity represented by the minority interest.

Foreign Currencies

The Group's functional currency is the U.S. dollar as all revenues are received in U.S. dollars and a majority of the Company's expenditures are made in U.S. dollars. The Group reports in U.S. dollars. Most of the Group's subsidiaries report in U.S. dollars. For subsidiaries that maintain their accounts in currencies other than the U.S. dollar, the Group uses the current method of translation whereby the statements of operations are translated using the average exchange rate and the assets and liabilities are translated using the year end exchange rate. Foreign currency translation gains or losses are recorded as a separate component of other comprehensive loss. Transactions in foreign currencies during the year are translated into U.S. dollars at the rates of exchange in effect at the date of transaction. Foreign currency monetary assets and liabilities are translated using rates of exchange at the balance sheet date. Foreign currency non-monetary assets and liabilities are translated using historical rates of exchange. Foreign currency translation gains or losses are included in the consolidated statement of operations.


Intangible Assets

Intangible assets are stated at cost less accumulated amortization. Goodwill arises in connection with acquisitions. The purchase price is allocated to the fair values of the assets acquired and liabilities assumed with the excess recorded as goodwill. Goodwill is amortized over estimated economic life, generally not exceeding ten years.

Advertising Costs

Advertising costs are expensed as incurred. The amounts expensed during the years ended June 30, 2000 and 1999 were $ 970 and $ 721 respectively.

Product Development and Related Engineering

The Company expenses product development and related engineering costs as incurred. Engineering effort is directed to development of new or improved products as well as ongoing support for existing products. The amounts expensed during the years ended June 30, 2000 and 1999 were $ 525 and $ 646 respectively.


Risks and Uncertainties

As of June 30, 2000 and 1999 the Group's accounts include cash, bank borrowings, trade debtors and trade creditors which are denominated in currencies other than the USD. Realization of such amounts is subject to the risk of fluctuations in foreign exchange rates relative to the USD. Wherever possible the Group attempts to limit the exchange rate exposure by matching the receivables, borrowings and payables in the same currency. Where this is not possible the Group enters into forward currency contracts to further limit the exchange rate risk. Operating results, however, are affected by significant fluctuations in exchange rates.

Financial instruments, which potentially subject the Group to a concentration of credit risk principally, consist of accounts receivable. Approximately 24% and 54% of accounts receivable were concentrated with 10 customers as of June 30, 2000, and 1999, respectively. There was one customer that accounted for 8% and 15% of total trade debtors as of June 30, 2000 and 1999. Customers include OEM's chip manufacturers, independent distributors, systems integrators and retailers. The Group generally does not require collateral on accounts receivable as the majority of the Group's customers are well established companies or are insured. Management believes it has adequately provided for the collection risk in the company's trade accounts receivable by recording an allowance for doubtful accounts which reduces such amounts to their net realizable value.

The Group is dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in the Group's products. The Group believes that other suppliers could provide similar raw materials at competitive prices. However a change in suppliers could cause a delay in manufacturing and possible loss of net sales, which would impact operating results adversely.

The Group has deposited its cash and cash equivalents with reputable financial institutions and has also entered into forward currency contracts with reputable financial institutions and believes the risk of loss due to non-performance by the counter party to be remote.


The majority of the Group's revenues are derived from memory products. These products are primarily comprised of memory chips. The market for memory chips is volatile and the prices can fluctuate rapidly. Chip prices generally drive the prices charged to customers so a rapid decline in the price of chips could have an adverse effect on the Group's results of operations. In addition, the market for memory products is characterized by frequent transitions in which products rapidly incorporate new features and performance standards. There is a risk that technological obsolescence could affect the inventory of finished goods on hand. A failure to develop products with required feature sets or performance standards or a delay in bringing a new product to market could also adversely affect the Group's operating results.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Group's financial instruments including accounts receivable and accounts payable are carried at cost, which approximates their fair value at balance sheet date, because of their short-term maturity.

Forward exchange contracts aimed at hedging debtor and creditor items are carried at fair value on the balance sheet. Unrealized gains and losses on financial transactions in the form of forward exchange contracts aimed at hedging the debtor and creditor items and anticipated transactions are included in the statement of operations account as incurred.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

Long-Lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Fair values are generally determined by discounting future net cash flows expected to result from the use of the asset using interest rates relevant for evaluating future potential capital investments. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Warranty

The Group provides a warranty for the replacement of products sold and proving defective within one year from delivery. However, the warranty period for own brand memory products is ten years. In connection with warranty claims, the Group has a corresponding claim of its own against its suppliers. Warranty costs, if material, are accrued as an expense in the period the related products are sold.

Cash Flows Statements

The cash flow statement is presented using the indirect method and shows cash flows from operating, investing and financing activities, as well as movements in cash and cash equivalents and opening and closing cash and cash equivalents at the beginning and end of the year. The net cash flow from operating activities is calculated as operating profit adjusted for non-cash operating items, movements in operating capital, financial income and expenses, and income tax paid. The net cash flow from investing activities consists of purchases and sales of intangible and tangible, and financial fixed assets. The net cash flow from financing activities consists of a capital increase as well as raising and repayment of long-term debt.

New Accounting Pronouncements

In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards "Accounting for Certain Derivative Instruments and Certain Hedging Activities," ("SFAS 138") which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"). SFAS No. 133 requires that all derivatives be recorded in the balance sheet as assets or liabilities and measured at fair value. Management does not anticipate that the implementation of SFAS 133 as amended by SFAS 138 will have a material effect on the Group's combined financial statements.


(3)     Inventories

Inventories are summarized as follows:

                                 June 30,
                           2000           1999
                             (In thousands)
Raw materials           $ 44,880       $ 39,999
Finished goods            16,925          5,726
                        $ 61,805       $ 45,725


Included as a component of cost of sales in fiscal 2000, is a markdown of inventory to net realizable value taking into account adverse price changes of the Group's products (See Note 15). At June 30, 2000 the write-down amounted to $18,357.


(4)     Impairment of Long-Lived Assets

During fiscal year ended 2000, after considering the Group's deteriorating operating performance and significant declines in memory module prices (See
Note 16) the Group's management evaluated the ongoing value of its goodwill resulting from the acquisition of Memory Card Technology LTD., United Kingdom. Based on this evaluation, management determined that goodwill with a carrying value of $ 3,178 was impaired and wrote down the value of the
asset as of June 30, 2000 to zero.   The fair value of goodwill was estimated
by management to be negligible as the group has plans to discontinue and liquidate the operations of the Memory Card Technology LTD., United Kingdom in the near future.



(5)     Property and equipment, Net

Property and equipment, net, consisted of:

                                                              June 30,
                                                      2000              1999
                                                           (In thousands)
Leasehold improvements                           $     789          $     672
Manufacturing equipment                             10,019              9,241
Computer equipment                                     820                465
Furniture and fixtures                               3,550              1,445
                                                 _________          _________
                                                    15,178             11,823

Less: Accumulated depreciation and amortization      5,465              1,447
                                                 _________          _________

                                                 $   9,713          $  10,376



(6)     Income Taxes

As of June 30, 2000, the Company has unused net operating loss carry-forwards of approximately $239 available to offset against future taxable income. The unused net operating loss expires in various amounts through the year 2005.

Net deferred tax assets of approximately $6,820 resulting from net operating losses of $239, temporary differences resulting from inventory write-downs of $10,155 and temporary differences-other of $5,291 have been offset by a valuation allowance, given management's conclusion that it is more likely than not such assets will not be realized.

Components of the provision for income taxes at June 30, 2000 and 1999 of $ 754 and $ 333 respectively are both currently payable.


(7)     Bank Debt

During fiscal 1999, Memory Card Technology A/S had three separate revolving bank lines of credit with a total maximum availability of $38 million. As of June 30, 1999, the aggregate notes payable under these lines of credit was approximately $26.7 million, leaving $11.3 million of unused credit. Borrowings under the agreements incurred interest at the banks' variable base rate plus a fixed margin. As of June 30, 1999, interest rates under the agreements ranged from 3.20% to 3.67% for borrowings in Danish kroner totaling DKK 97.8 million and 6.80% to 7.00% for borrowings in United States dollars totaling $13.2 million. These agreements were intended to meet short-term working capital requirements. At June 30, 2000 and 1999, the Group also had a standby letter of credit in the United States in the amount of $77,389 to guarantee the rental payment for certain premises in California. Commission charged for the letter of credit is calculated at 2.00% of guaranteed balance.

During fiscal 2000, Memory Card Technology A/S entered into a syndicated revolving loan agreement which replaced the credit facilities used in fiscal 1999. The new loan has an initial maximum of $ 55 million with an option to increase this amount a further $13 million by March 1, 2000. The aggregate notes payable under this agreement as of June 30, 2000 was approximately $68 million. The interest rate applicable to such borrowings is either LIBOR or EURIBOR plus a 0.8% margin and a commitment fee on the used portion of the facility. As of June 30, 2000, interest rates under this agreement ranged from 7.02% to 7.57% for borrowings in United States dollars totaling $68,000. The loan agreement includes several covenants concerning activities of the Group and requirements to maintain certain financial measures and ratios.

Subsequent to June 30, 2000, the Company failed to meet certain of the financial covenants and ratios. As a result of the failure to meet such covenants and ratios under the terms of the agreement with the bank lenders, the lenders have the ability to withhold the availability of additional borrowings under the agreement and request repayment of the outstanding borrowings under the agreement prior to their scheduled maturity. Upon the initiation by the Company of the suspension of payments procedure pursuant to Danish Bankruptcy law in January 2001 as disclosed in note 1, the repayment of interest and principal on such indebtedness was stayed pending the resolution of the suspension of payment proceedings. The aggregate borrowings under this facility are classified as current in the accompanying balance sheet as of June 30, 2000.

(8)     Related Party Transactions

The Company has entered into certain transactions with JT Holding Denmark A/S ("JT Holding"), a company that is wholly owned by John R. Trolle, President and CEO of the Group at June 30, 2000 and 1999. At June 30, 2000, JT Holding owned approximately 53.24% of the outstanding shares of Memory Card Technology A/S. During 2000, the Company remitted $570 to companies partially owned by JT Holding for the Company's sponsorship of certain sporting activities. In addition, the Company had an outstanding payable due to JT Holding of approximately $102.


(9)      Accrued Expenses

Accrued expenses consisted of the following:

                                                       Years ended June 30,
                                                     2000              1999
                                                          (In thousands)
Unrealized exchange rate losses on forward
  exchange contracts                            $     3,079         $   1,204
Accrued compensation                                    612               483
Publix tax and VAT                                    4,730             3,563
Other accrued expenses                                2,418               802
                                                $    10,839         $   6,052



(10)     Commitments

  (A)   Operating leases

The Group leases certain property and manufacturing equipment under agreements, which expire over the next ten years. Future minimum lease payments for all non-cancelable operating leases having a remaining term in excess of one year at June 30, 2000 are as follows:

                          June 30,2000
                         (In thousands)
2001                       $    711
2002                            754
2003                            765
2004                            776
2005 and thereafter           4,060
Total                      $  7,066


Expenses for non-cancelable operating leases for the periods ended June 30, 2000 and 1999 were $ 739 and $ 929 respectively.

  (B)   Capital leases

In fiscal year 2000 and 1999, the Group leased equipment under agreements that are classified as capital leases. The amount necessary to reduce the net minimum lease payments to the present value is calculated at the interest rate implicit in the leases, which is approximately 4.3%.



The following is a schedule by year of future minimum lease payments required under the leases, together with the net present value of minimum lease payments as of June 30, 2000:

Period Ending                                               June 30,2000
                                                           (In thousands)

2001                                                        $    1,268
2002                                                             1,268
2003                                                             1,268
2004                                                             3,431

Total minimum lease payments                                     7,235

Less: Amount representing interest                                 502

Present value of future minimum lease payments                   6,733
Less: Current portion                                            1,020

Noncurrent Portion                                          $    5,713



(11)     Financial Instruments

The Group has used financial instruments to hedge against currency exchange
rate movements.   The Group has not used financial instruments for
speculative purposes. The Group has used forward exchange contracts with terms of up to one year a to hedge against exchange rate risks resulting from trade debtors and creditors to be recovered or paid in currencies other than
the Group's functional currency.   In addition, the Group has used forward
exchange contracts to hedge currency exchange rate risk relating to certain anticipated financing transactions. For each of the foregoing types of transactions, the Group has accounted for the fair value of all instruments issued or held by recording the fair value on the balance sheet with resultant unrealized gains and losses included in the statement of operations. The following is a summary of the amounts recorded as of June 30, 1999 and 2000, respectively.


                                      June 30, 1999                   June 30, 2000
                              (In thousands) (In thousands) (In thousands) (In thousands)
                              Contract value   Estimated    Contract value   Estimated
                                              Market Value                  Market Value
Forward exchange contracts up to one year:

Receive DKK/pay GBP            $  4,573        $  4,716       $  4,113       $  4,533
Receive DKK/pay USD               6,612           7,673         27,323         29,982
                               $ 11,185        $ 12,389       $ 31,436       $ 34,515

Unrealized gains/(losses)                      $ (1,204)                     $ (3,079)





The estimated fair value of the company's currency derivatives is based upon market rates at June 30, 2000 and 1999 for similar financial instruments with like maturities. Fair values of cash equivalents, short-term debt and other short-term financial instruments approximate cost at the related balance sheet dates.


(12) Barter Sales

The Group has entered into an agreement with one of its distributors that provides for the extension of credit to the distributor beyond normal credit terms and without interest. Under the agreement, the distributor is a preferred supplier of memory components to the Group and the Group is the distributor's preferred supplier of memory products of a type that the Group manufactures on its own brand basis. The agreement with this distributor was entered into by management to allow the Group to liquidate excess or slow moving inventory through sale of these products to the distributor. Given the age of the amounts receivable and degree of uncertainty of the recovery of the outstanding amounts, the receivables from this distributor have been accounted for in the accompanying financial statements using the cost recovery method of accounting prescribed by APB 10. APB 10 allows for the use of the cost recovery method in the event that there is not a reasonable basis for estimating the degree of collectibility on receivables Under this method, equal amounts of revenue and expense are recognized as collections are made or payables owed are netted against receivables and all costs have been recovered, postponing recognition of profit until that time.

The amount of product sales and inventory purchases from such customer in fiscal year 2000 and 1999 are summarized as follows:

                                     Years ended June 30,
                                     2000            1999
                                       (In thousands)

Product Sales                     $    -          $ 2,955
Purchases                         $ 1,819         $     3



(13) Acquisitions

On September 1, 1999, the Group acquired Hypertec Pty. Ltd. ("Hypertec") for a total purchase price of $ 7.3 million in cash. The acquisition was accounted for as a purchase. Accordingly, the assets and liabilities of the acquired business are included in the Group's results of operations beginning
on the date of the acquisition.   $ 5.3 million was allocated to goodwill,
which is amortized over 10 years. $ 0.5 million was allocated to skilled workforce and is accounted for as an identifiable intangible asset subject to amortization over a period of seven years.

The allocation of purchase price is as follows:

                                                        June 30, 2000
                                                       (In thousands)

Purchase price                                            $ 7,329
Less: Net assets purchased                                 (1,795)

Subtotal                                                  $ 5,534

Fair value adjustments:
Write off R&D and borrowing costs                            (194)
Skilled work force                                            509
Provision for employee termination and other                 (107)

Total increase to fair values of net assets                   208

Goodwill                                                    5,325


On February 25, 2000 the Group acquired the remaining minority interest Memory Card Technology Ltd., United Kingdom, the Group's British operations, for a total purchase price of $ 3,401 million.. The excess of the purchase price over the result change in the Group's interest in the net assets acquired of $ 3,359 million was allocated to goodwill.

The allocation of purchase price is as follows:

                                                     June 30, 2000
                                                     (In thousands)

Purchase price                                           $ 3,401
Less: Net assets purchased                                   (42)

                                                         $ 3,359

As of June 30, 2000 the Group's management determined that the goodwill resulting from the acquisition of Memory Card Technology, Ltd. United Kingdom, was permanently impaired and therefore written-off. (See note 5).


(14)   Shareholders' Equity (Deficit)

During 2000, the Company initiated a stock option plan for the Group's management. The plan provides for the award of 40,000 stock options with a set exercise price of $ 0.05 . If the company meets its operating financial targets for fiscal years 2002 and 2003, the stock options will be granted. In connection with the stock option plan, the Group repurchased 1,500 treasury shares and sold 660 treasury shares representing 0.04 % of the share capital. The cost of the shares was $39 and the sales price $28 . The Group held 840 treasury shares at June 30, 2000.



(15)   Subsequent Events

During the period October 2000 through March 2001, prices for DRAM Chips decreased by approximately 75%. The drastic decline in market prices has had a significant impact on the Group's operations as DRAM Chips represent approximately 80% of the Group's revenues.

On November 8, 2000 the outstanding notes payable on the Company's lines of credit of approximately $19,300 were subordinated to other outstanding loans and general creditors. The loan expires on March 1, 2001. The Company's primary shareholder J.T Holding Danmark A/S, wholly owned by former President and CEO John Trolle, has pledged 1,160,100 shares of its holdings in Memory Card Technology A/S (an amount representing 53.24% of the Company's outstanding shares) as collateral for the subordinated loan. The loan is irredeemable for one year from its initiation date. However, the amount becomes immediately due when J.T. Holding Danmark A/S sales its collaterilized holdings of Memory Card Technology A/S shares. Per the terms of the agreement, interest on the subordinated loan is calculated on the basis of the development of the market value of the company's shares, however, since the shares are in suspension and are deemed valueless there is no interest component associated with the loan.

On November 15, 2000, the Company closed its forward exchange contracts at a loss of $6,100. At June 30, 2000, approximately $3,100 of this amount had been accrued for as an unrealized loss on forward exchange contracts.

On January 5, 2001, John R. Trolle, President and CEO, terminated his employment with Memory Card Technology A/S.

On January 29, 2001, Memory Card Technology A/S filed a petition for suspension of payments relief with the Danish bankruptcy courts. Under the petition, certain claims against Memory Card Technology A/S in existence prior to the filing of the petition were stayed while the company continued operations under direction of a court appointed trustee. Subsequent to the filing, the company has attempted to conduct normal business operations and maintain relationships with its customers. The Company expects to emerge from suspension of payments proceedings into bankruptcy proceedings during August of 2001.

As a part of the process, the Company has attempted to notify all known or potential creditors of the filing for the purpose of identifying all pre-petition claims against the Company. The ultimate amount and settlement terms for such liabilities are subject to a plan of reorganization, and accordingly, are not presently determinable.

On March 23, 2001, Dataram Corporation a New Jersey maker and distributor of memory boards entered into an asset purchase agreement with Memory Card Technology A/S, whereby, Dataram acquired certain assets, including inventory, certain accounts receivable and equipment of Memory Card Technology A/S. The purchase price was $ 28,541 which was paid in cash and the assumption of certain payables and accrued expenses of $ 1,864. Dataram did not acquire the Group's interest in a number of its subsidiaries, including Memory Card Technology Inc.-USA, or assume debt incurred prior to March 15, 2001. Management expects that the Company will enter into bankruptcy or involuntary liquidation during August of 2001, after which the Company will be dissolved and the proceeds will be distributed among the Company's creditors.

Subsequent to June 30, 2000, the Company has continued to experience significant operating losses and consequently has incurred an increased shareholders' deficit.









                         MEMORY CARD TECHNOLOGY A/S
                Statement of Operations and Other Comprehensive Loss
                                  (UNAUDITED)
                    For the Seven Months Ended January 31, 2001
                                (In thousands)




Net revenue                                                 $        76,357
Cost of sales                                                       105,072
Gross profit                                                        (28,715)

Operating expenses:
Research and development                                                228
Selling and marketing                                                 1,390
General and administrative                                            3,730
Bad debt expense                                                        823
Staff costs                                                           5,557
Depreciation and amortization                                         1,451

Total operating expenses                                             13,179

Operating loss                                                      (41,894)

Other Income (expense):
Financial income                                                        116
Interest expense                                                      3,638
Financial expense                                                    10,987

Income (loss) before income taxes                                   (56,403)

Income tax expense                                                        0

Net loss                                                            (56,403)

Other comprehensive loss, net of tax:
Exchange rate adjustments                                                12
Other comprehensive loss                                    $       (56,391)




                         MEMORY CARD TECHNOLOGY A/S
                               Balance Sheet
                                (UNAUDITED)
                           As at January 31, 2001
                               (In thousands)


Assets

Current assets

Cash and cash equivalents                                  $          2,317
Accounts receivable, net                                             10,958
Inventory                                                            12,802
Prepaid expenses and other current assets                               771

Total current assets                                                 26,848


Property and equipment, net                                           8,860
Goodwill, net                                                         4,996
Other assets                                                            578

Total assets                                               $         41,282



Liabilities and Shareholders' Equity (Deficit)

Current liabilities

Accounts payable                                           $          8,180
Current portion of capital lease obligations                          1,008
Accrued expenses                                                      3,741
Bank debt                                                            84,973

Total current liabilities                                            97,902

Noncurrent liabilities

Income tax payable                                                      912
Capital lease obligations                                             5,176

Total Liabilities                                                   103,990


Shareholders' equity (deficit)
Common stock, $1.45 par value, 2,179,189 shares authorized;
issued and outstanding 2,179,189                                      3,162
Additional paid in capital                                           18,456
Revaluation reserve                                                    (159)
Accumulated comprehensive income                                        443
Retained earnings (deficit)                                         (84,610)


Total shareholders' equity (deficit)                                (62,708)


Total liabilities and shareholders' equity (deficit)        $        41,282





                          MEMORY CARD TECHNOLOGY A/S
                           Statement of Cash Flows
                                 (UNAUDITED)
                  For the Seven Months Ended January 31, 2001
                                (In thousands)




Cash flows from operating activities:
  Net loss                                    $(56,403)
  Adjustments to reconcile net earnings
    to net cash provided by
    operating activities:
     Amortization of intangible assets             354
     Depreciation and amortization               1,452
     Bad debt expense                              823

     Changes in assets and liabilities:
       Decrease in trade receivables            15,731
       Decrease in inventories                  49,003
       Increase in other current assets           (123)
       Increase in other assets                    (95)
       Decrease in accounts payable            (22,697)
       Decrease in accrued liabilities          (7,098)
       Increase in income taxes payable            107
                                               _________
  Net cash used in
   operating activities                        (18,946)
                                               _________
Cash flows from investing activities:
    Purchase of property and equipment            (598)
                                               _________


Cash flows from financing activities:
  Net borrowings on line of credit agreement    15,093
  Net cash used in capital lease activities       (537)

                                               _________
  Net cash provided by financing
   activities                                   14,556
                                               _________
Net decrease in cash and
 cash equivalents                               (4,988)
Cash and cash equivalents at
 beginning of year                               7,305
                                               _________
Cash and cash equivalents at end
 of period                                    $  2,317




                           MEMORY CARD TECHNOLOGY A/S
                   Notes to Consolidated Financial Statements
                                  (UNAUDITED)
                                (In thousands)

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America and include the parent company Memory Card Technology A/S and all subsidiaries in which this Company directly or indirectly holds a controlling interest. Newly acquired companies are included in the accounts from the acquisition date. The legal entities included in the basis of presentation and respective participating interests of the Group are as follows:

Memory Card Technology S.A., Argentina (100%)
Memory Card Technology Ltda., Colombia (100%)
Hypertec Pty. Ltd., Australia and Subsidiaries (100%)
Memory Card Technology Ltd., United Kingdom (100%)
Memory Card Technology GmbH, Germany (100%)
Memory Card Technology Srl., Italy (100%)
Memory Card Technology Inc, USA (100%).

The consolidated accounts have been prepared on the same basis as the consolidated accounts as of the year ended June 30, 2000 and reference is made to those notes contained herein.



     (b)  Pro forma financial information

The following unaudited pro forma financial information is subject to revision related to the purchase price allocation, which could have an impact on the accompanying financial information.

The following unaudited pro forma condensed consolidated financial statements are attached hereto:

Unaudited pro forma condensed consolidated statements of operations for the nine months ended January 31, 2001 and for the fiscal year ended April 30, 2000 and notes thereto

Unaudited pro forma condensed consolidated balance sheet as of January 31, 2001 and notes thereto


     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF
                        DATARAM CORPORATION AND MCT

On March 23, 2001, Dataram Corporation acquired certain assets, including inventory, accounts receivable and equipment, of MCT, a corporation in suspension of payments under Danish bankruptcy law. Dataram did not purchase the US operations of MCT and did not assume any of the pre-existing bank indebtedness of MCT. The following presents certain unaudited pro forma condensed consolidated financial information for Dataram for the periods as indicated. The unaudited pro forma condensed consolidated financial information gives effect to the MCT acquisition which occurred on March 23, 2001, as if the transaction had occurred on May 1, 1999, for purposes of the pro forma statements of operations for the year ended April 30, 2000 and for the nine-months ended January 31, 2001 and, as of January 31, 2001, for purposes of the pro forma balance sheet as of January 31, 2001. The pro forma financial information was prepared using the assumptions described below and in the related notes thereto.

The unaudited pro forma condensed consolidated financial information reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable. The pro forma adjustments related to the purchase price allocation of the MCT acquisition are preliminary and based on information obtained to date that is subject to revision as additional information becomes available. Any such revisions could have an impact on the accompanying financial information. The unaudited pro forma financial information does not purport to represent the results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated. In preparing the unaudited pro forma financial information, we believe we have utilized reasonable methods to conform the basis of presentation. The unaudited pro forma financial statements have not been adjusted for certain cost savings that we may realize in connection with the integration of MCT.

For purposes of the unaudited pro forma condensed consolidated statements of operations, our historical consolidated statement of earnings for the fiscal year ended April 30, 2000 was combined with MCT's historical consolidated statement of operations for the fiscal year ended June 30, 2000. In addition, our historical consolidated statement of operations for the nine months ended January 31, 2001 was combined with MCT's historical consolidated statement of operations for the seven months ended January 31, 2001 and for the two months ended June 30, 2000.

The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of Dataram as reported in it's annual report on Form 10-K as of and for the fiscal year ended April 30, 2000, and it's quarterly report on Form 10-Q as of and for the nine months ended January 31, 2001, and the historical consolidated financial statements of MCT as of and for the fiscal year ended June 30, 2000 and the unaudited consolidated financial statements as of and for the seven months ended January 31, 2001 included elsewhere herein.

Overview of MCT Acquisition and Financing

Dataram purchased MCT for total consideration of approximately $32,006,000 of which approximately $28,581,000 was paid in cash plus the assumption of certain payables and accrued expenses, certain direct transaction costs and certain MCT employee rationalization costs all of which total approximately $3,425,000. The net assets acquired by Dataram in the transaction will be recorded at their respective fair values under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Accordingly, the excess of the purchase price over the fair value of identifiable net tangible and identifiable intangible assets acquired represents goodwill. The consideration and preliminary allocation of the purchase price are summarized below (dollars in thousands):

Purchase price consideration:

Borrowings under our credit facility                $10,000
Cash                                                 18,581
Direct acquisition costs                              1,600
Assumption of liabilities                             1,825
                                                    _______
   Total consideration                              $32,006

Preliminary Allocation of purchase price:

Cash                                                $ 1,255
Accounts receivable and other current assets (1)      8,051
Inventory (2)                                         3,131
Property, plant and equipment                         7,437
Intangible assets (3)                                 7,133
Goodwill (4)                                         10,257
Capital lease obligations                            (5,258)
                                                    _______
   Total                                            $32,006


(1) We have purchased substantially all of the accounts receivables of MCT as a result of the acquisition. Certain accounts receivable balances have been identified as being retained by the seller and are not included due to their uncertainty of collection. We have recorded an additional $700,000 fair value adjustment for those older accounts receivables purchased with additional collection uncertainty.

(2) In connection with determining the fair value of inventory purchased in the acquisition of MCT, we have performed an analysis of cost and items included in inventory and determined what we could sell each item for in the market. We have assumed a gross profit margin consistent with trends in our business worldwide and the industry. Based on information received relating to the inventory purchased, we recorded a $3 million additional fair value provision which is included in the $3.1 million fair value of inventory as shown above.

(3) The respective preliminary fair values of intangible assets and useful lives are as follows (dollars in thousands):

Description              Amount                 Useful Life
Customer base             5,931                   3 years
Workforce                 1,202                   5 years


(4) Estimated goodwill which resulted from the acquisition is being amortized over a period of 10 years.

On March 23, 2001, the Company drew $10 million against its existing credit facility to fund a portion of the purchase price. On April 16, 2001, the Company entered into a $10 million term note ("term note") and a $15 million revolving credit line ("credit line") with a commercial bank (together, referred to as the "credit facility"). The proceeds from the term note were used to repay the existing obligation under the credit facility. The term note is due in twenty quarterly installments of $500,000 until March 31, 2006. The term note bears interest, which is payable monthly in arrears, at the LIBO Rate for 90 day maturities plus 1.9% computed on the basis of a 360 day year for the actual number of days elapsed. On May 10, 2001, the Company entered into a fixed interest rate arrangement with its commercial lender for a notional amount of $10,000,000 at an interest rate of 7.16% for the duration of the term note.

We have incurred certain direct acquisition costs which include legal, accounting and investment banking fees of approximately $1.4 million. In addition, we have recorded a provision for approximately $200,000 which includes primarily estimated costs for involuntary MCT employee termination benefits. None of the expected benefits from the integration efforts have been reflected in the accompanying unaudited pro forma statements of operations.


                                                  Dataram Corporation
                        Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                               Year ended April 30, 2000
                            (in thousands, except share and per share information)

                                       Dataram
                                     Corporation        MCT
                                     Year ended     Year ended                   Pro Forma Adjustments
                                      April 30,      June 30,                                   Purchase
                                        2000           2000                                     Accounting    Pro Forma
                                     Historical     Historical     Subtotal    Eliminations(1)  Adjustments  Consolidated

Revenues                             $109,152       $137,998      $247,150      $(18,593)      $      -        $228,557

Costs and expenses
Cost of sales                          81,877        124,483       206,720       (17,523)              -        189,197
Engineering and development             1,391            525         1,916             -               -          1,916
Selling, general & administrative      13,701         21,927        35,628        (2,441)          2,175 (2,3)   35,362
Impairment of goodwill                      -          3,178         3,178             -               -          3,178

                                       96,969        150,473       247,442       (19,964)          2,175        229,653

Earnings/(loss) from operations        12,183        (12,475)         (292)        1,371          (2,175)        (1,096)

Other income (expense):
Interest income                           533            263           796           (12)           (533) (4)       251
Interest expense                          (42)        (3,363)       (3,405)        2,700          (1,253) (5,6)  (1,958)
Foreign currency transaction losses         -         (6,906)       (6,906)            -               -         (6,906)

Total other income (expense)              491        (10,006)       (9,515)        2,688          (1,786)        (8,613)

Earnings/(loss) before
income tax expense                     12,674        (22,481)       (9,807)        4,059          (3,961)        (9,709)

Income tax expense/(benefit)            4,828            754         5,582             -          (1,676)  (7)    3,906

Net earnings/(loss)                  $  7,846       $(22,235)     $(15,389)       $4,059         $(2,285)      $(13,615)

Net earnings (loss)
per common share data:

Basic                                 $  0.99                                                                   $ (1.71)

Diluted                               $  0.81                                                                   $ (1.71) (8)

Weighted average number
of common shares
outstanding:

Basic                               7,953,490                                                                 7,953,490

Diluted                             9,726,533                                                                 7,953,490 (8)


                                                     Dataram Corporation
                            Unaudited Pro Forma Condensed Consolidated Statement of Operations
                                            Nine Months ended January 31, 2001
                                 (in thousands, except share and per share information)

                                    Dataram
                                  Corporation        MCT
                                  Period ended   Period ended                  Pro Forma Adjustments
                                   January 31,    January 31,                                Purchase
                                      2001           2001                                    Accounting    Pro Forma
                                   Historical     Historical    Subtotal    Eliminations(1)  Adjustments  Consolidated

Revenues                           $104,691        $104,831      $209,522     $(13,733)       $     -         $195,789

Costs and expenses
Cost of sales                        79,454         134,590       214,044      (15,584)             -          198,460
Engineering and development           1,173            -            1,173            -              -            1,173
Selling, general & administrative    12,133          16,682        28,815       (1,689)         1,561 (2,3)     28,687

                                     92,760         151,272       244,032      (17,273)         1,561          228,320

Earnings/(loss) from operations      11,931         (47,441)      (34,510)       3,540         (1,561)         (32,531)

Other income (expense):
Interest income                         839             186         1,025            -           (839) (4)         186
Interest expense                          -          (4,568)       (4,568)       4,400           (619) (5,6)      (787)
Foreign currency transaction losses       -         (10,987)      (10,987)           -              -          (10,987)

Total other income (expense)            839         (15,369)      (14,530)       4,400         (1,458)         (11,588)

Earnings/(loss) before
income tax expense                   12,770         (61,810)      (49,040)       7,940         (3,019)         (44,119)

Income tax expense/(benefit)          4,809               -         4,809            -         (1,288) (7)       3,521

Net earnings/(loss)                  $7,961        $(61,810)    $ (53,849)     $ 7,940        $(1,731)        $(47,640)

Net earnings (loss)
per common share data:

Basic                                 $0.94                                                                     $(5.60)

Diluted                               $0.81                                                                     $(5.60)(8)

Weighted average number
of common shares
outstanding:

Basic                             8,500,481                                                                  8,500,481

Diluted                           9,842,041                                                                  8,500,481(8)


             Notes to Unaudited Pro Forma Condensed Consolidated  Statements of
                            Operations (dollars, in thousands)

                                                                                Nine months         Year
                                                                                   Ended            Ended
                                                                                 January 31,      April 30,
                                                                                   2000             2000


(1) Adjustment to eliminate the US operations of MCT not
    acquired by us and the interest expense on certain debt not                        0               0
    assumed by us in the acquisition.

(2) Adjustment to reverse historical goodwill amortization
    expense recorded by MCT for the nine months ended January 31,
    2001 and for the year ended June 30, 2000.                                      (398)           (437)

(3) Adjustments to amortization expense for the excess cost over fair value of net assets acquired and other intangible assets.
    Excess costs over fair value (goodwill) and other intangible assets are being amortized over their estimated useful lives which is 10 years for goodwill, and 3 to 5 years for other
    intangible assets.                                                             1,959           2,612

(4) Adjustment to reflect elimination of historical interest income on Dataram cash balances used to fund the acquisition
    (5.5% investment rate assumed).  All of our historical interest income originated from cash balances from operations which was used to fund the acquisition therefore all historical interest
    income has been eliminated.                                                       839            533

(5) Adjustment to reflect pro forma interest expense on the
    $10 million term loan at an assumed interest rate of 7.16%,
    consistent with the interest rate currently in effect.                            549            716

(6) Adjustment to reflect interest expense on estimated
    incremental borrowings of approximately $7.7 million and
    $1.4 million for the fiscal year ended April 31, 2000
    and the nine months ended January 31, 2001, respectively,
    at an assumed interest rate of 7.16%, consistent with the
    interest rate currently in effect on the term loan. Estimated incremental borrowings is based on the average historical cash balances plus cash proceeds from the actual $10 million term
    note, compared to the cash needed to fund the acquisition.                        70             537

(7) Represents the income tax effect on increased interest expense, additional amortization and other adjustments, as well as
    combining the historical results of MCT with Dataram.
    The combined income tax rates of approximately 37.7% and 38.1%
    for the nine month period ending January 31, 2001 and the year ended April 30, 2000, respectively, are consistent with our historical rate as the pro forma adjustments will be deductible for income tax purposes.  No tax benefit has been recorded for
    losses incurred by MCT.                                                        1,288           1,676

(8) Pro forma diluted per share information excludes the effects of common stock equivalents because inclusion would be considered
    anti-dilutive as a pro forma loss is presented herein.                             0               0


                                Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                               As of January 31, 2001
                                                    (in thousands)

                                    Dataram
                                  Corporation        MCT
                                      As of         As of                      Pro Forma Adjustments
                                   January 31,    January 31,                                Purchase
                                      2001           2001                                    Accounting    Pro Forma
                                   Historical     Historical    Subtotal    Eliminations(1)  Adjustments  Consolidated
Assets
Current assets:
Cash and cash equivalents           $20,823        $  2,317       $ 23,140      $ (1,062)       $(18,541)(2)    $ 3,537
Trade receivables, net               12,248          10,958         23,206        (3,678)           (700)(4)     18,828
Inventories                           4,366          12,802         17,168        (6,671)         (3,000)(4)      7,497
Other current assets                  1,381             771          2,152           -               -            2,152

Total current assets                 38,818          26,848         65,666       (11,411)        (22,241)        32,014

Net property, plant and equipment     6,438           8,860         15,298        (1,423)            -           13,875
Goodwill                                 -            4,996          4,996        (4,996)         10,256 (5)     10,256
Other intangible assets                  -              -              -             -             7,133 (6)      7,133
Other assets                             18             578            596            83             -              679

Total assets                        $45,274         $41,282        $86,556      $(17,747)       $ (4,852)       $63,957


Liabilities & Stockholders' Equity
Current liabilities:
Accounts payable                     $4,690          $8,180        $12,870       $(6,355)       $    -         $  6,515
Accrued liabilities                   2,482           3,741          6,223        (3,741)          1,600 (7)      4,082
Current portion of capital
lease obligation                         -            1,008          1,008           -               -            1,008
Bank debt                            84,973          84,973        (84,973)          -               -              -

Total current liabilities             7,172          97,902        105,074       (95,069)          1,600         11,605

Long term debt                          -               -               -            -            10,000 (3)     10,000
Capital lease obligation,
less current portion                    -             5,176          5,176          (926)            -            4,250
Deferred income taxes                   841             -              841           -               -              841
Other liabilities                       -               912            912          (912)            -              -

Stockholders' equity
Common stock                          8,480           3,162         11,642           -            (3,162)(8)      8,480
Additional paid-in capital            4,013          18,456         22,469        79,160         (97,616)(8)      4,013
Other comprehensive income              -               284            284           -              (284)           -
Retained earnings/
(Accumulated deficit)                24,768         (84,610)       (59,842)          -            84,610 (8)     24,768

Total Stockholders' Equity           37,261         (62,708)       (25,447)       79,160         (16,452)        37,261

Total Liabilities &
Stockholders' Equity                $45,274         $41,282        $86,556      $(17,747)        $(4,852)       $63,957




Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in thousands)


(1)     To eliminate all assets and liabilities of MCT not purchased by us.

(2) To reflect a reduction in cash for the $18.5 million used to fund the acquisition (see note 3 below).

(3) To reflect the obligation for the $10 million term note used to fund the remainder of the purchase price.

(4) To reflect adjustments to tangible assets acquired in the MCT acquisition, including inventory and accounts receivable, to their fair market value. Certain accounts receivable balances have been identified as being retained by the seller and are not included due to their uncertainty of collection. We have recorded an additional $700,000 fair value adjustment for those older accounts receivables purchased with additional collection uncertainty. We have also performed an analysis of cost and items included in inventory and determined what we could sell each item for in the market. We have assumed a gross profit margin consistent with trends in our business and the industry. Based on information received relating to the inventory purchased, we recorded a $3 million additional fair value provision.

(5) To record estimated goodwill as the excess of the purchase price over the fair value of the assets acquired and liabilities assumed in the MCT acquisition.

(6) To record intangible assets at their respective estimated fair values. These adjustments are based on management's estimate of fair value based on its experience within this industry. We do not expect changes to these estimates, or the related useful lives, based on our final analysis to be material.

(7) To accrue certain legal, accounting, and other direct acquisition costs and to accrue for certain MCT employee rationalization costs.

(8)     To eliminate historical MCT stockholders' equity.




                                SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    DATARAM CORPORATION


Date:  June 6, 2001                By:  MARK MADDOCKS
      _______________                  _______________
Mark Maddocks, Vice
President, Finance and Chief
Financial Officer